Exhibit 99.1

Chattem Announces the Promotion of Robert B. Long to Vice President and Chief Financial Officer

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--July 25, 2008--Chattem, Inc. (NASDAQ:CHTT) – a leading marketer and manufacturer of branded consumer products, announced today the promotion of Robert B. Long to the position of Vice President and Chief Financial Officer, effective as of July 23, 2008. Mr. Long had served as Chattem’s Vice President, Finance since July 2007 and as its Chief Accounting Officer from April 2006 to July 2007.

“Robert’s financial knowledge and dedication have quickly made him an integral member of our management team,” said Zan Guerry, Chattem’s Chairman and Chief Executive Officer. “Robert’s efforts have contributed to our ability to successfully execute our strategic initiatives over the past few years.”

Prior to joining Chattem, Mr. Long acquired significant financial management and public accounting experience at several companies operating in diverse industries, including service as the chief financial officer of Charleston Hosiery, Inc., a manufacturer of hosiery products, as a senior audit manager for Ernst & Young LLP, a global professional services provider. Mr. Long is registered as a Certified Public Accountant with the State of Tennessee.

About Chattem

Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. The Company’s products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. The Company’s portfolio of products includes well-recognized brands such as Icy Hot®, Gold Bond®, Selsun Blue®, ACT®, Cortizone-10® and Unisom®. Chattem conducts a portion of is global business through subsidiaries in the United Kingdom, Ireland and Canada. For more information, please visit the Company’s website: www.chattem.com.

CONTACT:
Chattem, Inc.
Robert B. Long, 423-821-2037, x3450
Vice President and Chief Financial Officer